Exhibit 10.6

STORAGE AND THROUGHPUT AGREEMENT

by and between

Arc Terminals LP

and

G.P. & W., Inc., d/b/a Center Oil Company and d/b/a Center Marketing Company

-i-

	14.5 Terminal Restrictions	16

15.	Insurance	16

	15.1 Maintenance of Insurance	16

16.	Default	17

	16.1 By Customer	17
	16.2 By Lightfoot	18

17.	Force Majeure	18

	17.1 Effect of Force Majeure	18
	17.2 Definition	19

18.	Environmental Matters	19

19.	Removal of Product; Holdover; Removal of Product	19

	19.1 Holdover	19
	19.2 Tank Bottoms and Line-Fills	19

20.	Taxes	20

	20.1 Taxes and Assessments	20
	20.2 New Taxes and Governmental Charges	20
	20.3 Collection of Excise Taxes	20

21.	Amendment and Modification	20

22.	Assignment	20

23.	Use	21

24.	Counterparts	21

25.	Failure or Delay	21

26.	Governing Law	21

27.	Legal Fees	21

28.	Notices	21

29.	Remedies Cumulative	22

30.	Severability	22

-ii-

STORAGE AND THROUGHPUT AGREEMENT

This Storage and Throughput Agreement (“Agreement”), dated as of July 1, 2007, is entered into by and between Arc Terminals LP, a Delaware limited partnership (“Lightfoot”), and G.P. & W., Inc., a Missouri corporation doing business as Center Oil Company and doing business as Center Marketing Company (“Customer”) with respect to the following:

WHEREAS, Customer desires Lightfoot to provide storage and throughput services of various petroleum products at the Terminals, and Lightfoot desires to provide such storage and throughput services to Customer on the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Terminals.

This Agreement applies to the following petroleum products storage and throughput terminals (collectively, the “Terminals,” and each, a “Terminal”): (a) terminal located at 250 Mahoning Ave., Cleveland, Ohio 44113 (the “Cleveland Terminal”), (b) terminal located at 2261 W. 3rd Street, Cleveland, Ohio 44113 (the “Cleveland South Terminal”), (c) terminal located at 4009 Triangle Street, McFarland, Wisconsin 53558 (the “Madison Terminal”), (d) terminal located at 801 Foot of Butt Street, Chesapeake, Virginia 23324 (the “Norfolk Terminal”), (e) terminal located at 2999 W. Oak Street, Selma, North Carolina 27576 (the “Selma Terminal”), (f) terminal located at 2844 N. Summit Street, Toledo, Ohio 43611 (the “Toledo Terminal”), (g) terminal located at 20206 N. State Route 29, Chillicothe, Illinois 61523 (the “Chillicothe Terminal”) and (h) fifty percent (50%) of the terminal located at 2590 Southport Road, Spartanburg, South Carolina 29302 (the “Spartanburg Terminal”). Customer, Lightfoot and certain other Affiliates of Customer entered into that certain Purchase and Sale/Contribution Agreement, dated as of the date hereof (the “Main Purchase Agreement”), and Customer, Lightfoot and Center Terminal Company-Spartanburg, a Missouri corporation (“CTC-Spartanburg”), entered into that certain Purchase and Sale Agreement, dated as of the date hereof (the “Spartanburg Purchase Agreement,” and, together with the Main Purchase Agreement, the “Purchase Agreements,” and each, a “Purchase Agreement”). This Agreement shall become effective immediately with respect to each Terminal that is purchased and sold on or after the date hereof pursuant to either Purchase Agreement, such that upon the consummation of the purchase and sale of each and every Terminal on the Closing Date or on the date of a Delayed Closing (as such terms are defined in the Purchase Agreement), and upon consummation of the purchase and sale of the Spartanburg Terminal pursuant to the Spartanburg Purchase Agreement, this Agreement shall be effective with respect to each such purchased and sold Terminal (with each Terminal, after the date of such purchase and sale pursuant to either Purchase Agreement, being referred to from time to time herein as an “Acquired Terminal”). This Agreement shall not apply to any Terminal until such time as such Terminal is owned by Lightfoot. The term “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term “Person” means a corporation, association, joint venture, general or limited partnership, limited liability company, trust, other unincorporated organization or an individual.

2. Products, Services and Fees.

2.1 Products. Lightfoot agrees to provide Customer with storage, handling and throughput services described herein at the Acquired Terminals for Customer’s petroleum products which are listed in Exhibit C attached hereto (the “Products”).

2.2 Throughput Volumes and Commitments. Lightfoot agrees to provide Customer with throughput and storage services based on average daily throughput activity, subject to volume commitments and minimums.

(a) Throughput Volumes at each Acquired Terminal. Customer agrees to ship Barrels of Products and make minimum Throughput Volume commitments at each of the Acquired Terminals, under the following terms:

(i) Minimum Daily Throughput Commitment Per Terminal. Customer agrees to ship a minimum number of Barrels per day from each of the Acquired Terminals (the “Minimum Daily Throughput Commitment Per Terminal”). The Minimum Daily Throughput Commitment Per Terminal for each specific Acquired Terminal is set forth in Exhibit B attached hereto.

(ii) Average Daily Throughput Volume Per Terminal. Lightfoot will determine the average number of Customer Barrels shipped from each of the Acquired Terminals on a monthly basis (the “Average Daily Throughput Volume Per Terminal”). The Average Daily Throughput Volume Per Terminal will be determined for each Acquired Terminal based on the number of actual Barrels shipped by Customer in a month at that terminal divided by the number of calendar days in that month.

(iii) Throughput Volume Per Terminal. At the end of each month, Lightfoot will calculate the greater of the Minimum Daily Throughput Commitment Per Terminal (in Section 2.2(a)(i)) or the Average Daily Throughput Volume Per Terminal (in Section 2.2(a)(ii)) for each of the Acquired Terminals (the “Throughput Volume Per Terminal”).

(b) Throughput Volumes for all of the Acquired Terminals. Customer and Lightfoot agree to calculate Throughput Volumes for the Acquired Terminals as a group, under the following terms:

(i) Aggregate Daily Minimum Throughput Volume Commitment. Customer agrees to ship, at Customer’s sole cost and expense, a minimum of 35,000 Barrels per day of Products from all of the Acquired Terminals as a group (the “Aggregate Daily Minimum Throughput Volume Commitment”) each month. Barrels may be shipped from any of the Acquired Terminals to satisfy the Aggregate Daily Minimum Throughput Volume Commitment. However, if CITGO fails or refuses to execute the CITGO Consent or if CITGO exercises its Right of First Refusal, then the term “Aggregate Daily Minimum Throughput Volume Commitment” shall mean 33,250 Barrels of Products per day from the Acquired Terminals.

(ii) Total Terminal Throughput Volume. Each month, Lightfoot will calculate the sum of the Throughput Volume Per Terminal for each Acquired Terminal to determine the average daily number of Customer Barrels shipped from the Acquired Terminals collectively (the “Total Terminal Throughput Volume”).

(iii) Total Customer Throughput Volume. Customer and Lightfoot agree to use the greater of the Aggregate Daily Minimum Throughput Volume Commitment or the Total Terminal Throughput Volume to determine the total number of Barrels to be used in calculating the Throughput Fee (the “Total Customer Throughput Volume”).

(c) Adjustments to Throughput Volume Commitments.

(i) It is expressly agreed that if CITGO Petroleum Products (“CITGO”) fails or refuses to execute the CITGO Consent or if CITGO exercises its Right of First Refusal, then the term “Minimum Daily Throughput Commitment Per Terminal” shall mean the Barrels referred to in Exhibit B attached hereto minus the number of barrels of Products designated for the Spartanburg Terminal therein. It is further expressly agreed that if CITGO executes the CITGO Consent or exercises its Put Right, then the term “Minimum Daily Throughput Commitment Per Terminal” shall mean and equal the Minimum Daily Throughput Commitment Per Terminal referred to in Exhibit B attached hereto without modification. The terms “Right of First Refusal,” “CITGO Consent” and “Put Right” shall have the meanings assigned to such terms in the Spartanburg Purchase Agreement.

(ii) Customer shall have the option but not the obligation one time per calendar year (the “Annual Reallocation Option”) to notify Lightfoot in writing no later than August 31 of any calendar year (an “Annual Reallocation Option Notice”) that Customer has elected for that existing calendar year to allocate the Minimum Daily Throughput Commitment Per Terminal for each specific Acquired Terminal in a manner different than that specified in Exhibit B attached hereto but in a manner which, in the aggregate, equals 27,000 Barrels per day for all of the Acquired Terminals; provided, however, that in no circumstance shall the Annual Reallocation Option Notice modify the Reserved Amount for any specific Acquired Terminal set forth in Exhibit C attached hereto, and in no circumstance shall the Annual Reallocation Option Notice provide for Minimum Daily Throughput Commitment Per Terminal at any specific Acquired Terminal to be less than 1,000 Barrels per day. Any Annual Reallocation Option Notice shall state whether the reallocated Minimum Daily Throughput Commitment Per Terminal set forth therein is effective for only that particular current calendar year or whether such reallocation is effective also for each calendar year thereafter. If no such designation is made, the reallocated amount of the Minimum Daily Throughput Commitment Per Terminal set forth in the Annual Reallocation Option Notice shall be effective for the then-current calendar year only, and the Minimum Daily Throughput Commitment Per Terminal set forth in Exhibit B hereto shall, effective as of January 1 of the next calendar year, be effective. Lightfoot shall recalculate the Throughput Fees for the then-current calendar year based on the Minimum Daily Throughput Commitment Per Terminal as set forth in the Annual Reallocation Option Notice, and credits or charges attributable thereto shall be given by Lightfoot, if a credit, or invoiced to Customer, if a charge, commencing with the regular monthly billing cycle of the month after the month in which the Annual Reallocation Option Notice is received (or the first regular billing cycle at least 30 days after such Annual Reallocation Option Notice is received, if later). All credits, if any, attributable to the Annual Reallocation Option Notice for a given calendar year shall expire and terminate as of December 31 of such calendar year (but such credits shall be utilized in determining billing for such calendar year, even if the invoice for December of that calendar year is calculated in January or later of the following calendar year) and shall be given by Lightfoot in accordance with Section 2.3(c).

2.3 Fees. Customer agrees to pay to Lightfoot the following fees:

(a) Throughput Fee Per Barrel. Customer agrees to pay Lightfoot a fee of $0.55 per Barrel (the “Throughput Fee Per Barrel”) for each outbound Barrel of Customer Product shipped or committed to be shipped. The Throughput Fee Per Barrel shall be payable monthly based on the Total Customer Throughput Volume multiplied by the number of calendar days in the month.

(b) Throughput Volume Fee. Customer agrees to pay to Lightfoot a fee based on Throughput Volumes, determined and billed on a monthly basis, equaling Total Customer Throughput Volume multiplied by the Throughput Fee Per Barrel multiplied by the number of calendar days in the month (the “Throughput Volume Fee”). For clarity, the Throughput Volume Fees payable by Customer to Lightfoot during a calendar year, if the Total Terminal Throughput Volume is less than or equal to the Aggregate Daily Minimum Throughput Volume Commitment for the year (excluding Additive Fees or Other Fees), shall be approximately $7.03 million per year.

(c) Throughput Volume Fee Credits. If the Total Customer Throughput Volume exceeds the Aggregate Daily Minimum Throughput Volume Commitment, and the Customer pays a Throughput Volume Fee in excess of the Throughput Volume Fee that would have been calculated using the Aggregate Daily Minimum Throughput Volume Commitment, Customer shall be entitled to a credit in the amount of such excess Throughput Volume Fee paid. This credit may be applied to the Throughput Volume Fee due in any other calendar month of the then-current calendar year, but only to the extent the Throughput Volume Fee is greater than it would have been in the month the credit is used had it been calculated by using the Total Terminal Throughput Volume for that month instead of the Aggregate Daily Minimum Throughput Volume Commitment. All credits, if any, attributable to this provision must be used within the same calendar year, and no credits shall roll over or carry forward into the next succeeding calendar year. If the December Total Terminal Throughput Volume exceeds the Aggregate Daily Minimum Throughput Volume Commitment, the December Total Terminal Throughput Volume shall be reduced by the amount that the credit could have been used in one or more previous calendar months of that calendar year, but only to the extent that a deficiency existed in a previous calendar month that the credit could have been used to offset and that no other credit was applied to that month. In no event shall the application of this credit for December reduce the Throughput Volume Fee for December below the fee payable using the Aggregate Daily Minimum Throughput Volume Commitment. Credits shall not be payable by Lightfoot in cash, and Customer shall not be entitled to any refund associated with credits existing at the end of any calendar year or at the expiration or Termination of this Agreement.

(d) Additive Fees. If Lightfoot is requested to add any of the following additives into Customer’s Barrels, Customer shall pay Lightfoot the following per Barrel fee (the “Additive Fee”):

Gasoline additive        $.147 / Barrel

Red dye        $.147 / Barrel

Lubricity        $.1471 Barrel

(e) Other Fees. Customer agrees to pay Lightfoot other customary operational fees, as applicable

2.4 Storage Terms.

(a) Allocated Storage Capacity. Lightfoot will reserve, on a commingled basis (except with respect to bio-diesel, which shall not be commingled), and provide Customer on a daily basis with the aggregate number of barrels of storage capacity for Customer’s Products at each Acquired Terminal as is designated in Exhibit C attached hereto as the “Reserve Amount” for each Product at each Acquired Terminal.

(b) Available Capacity. Available storage capacity at the Acquired Terminals other than the Reserve Amount, and not otherwise being used by or reserved for another customer, will be made available for Customer use (“Available Capacity”). Customer may request use of Available Capacity at the Acquired Terminals and Lightfoot will accommodate such requests to the extent Lightfoot determines it is feasible to do so. Lightfoot shall have no obligation to accommodate any such request which in Lightfoot’s judgment would potentially cause Lightfoot to receive income that would not be qualifying income under Section 7704 of the Internal Revenue Code, potentially adversely impact Lightfoot’s ability to enter into a listing agreement with any National Securities Exchange, or potentially cause the delisting or trading suspension of some or all of the equity interests of Lightfoot on any National Securities Exchange on which Lightfoot’s equity interests are listed or admitted to trading or be likely, in Lightfoot’s reasonable discretion, to cause Lightfoot to breach or violate any commitment to any other customer. The term “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, as amended, supplemented or restated from time to time, and any successor to such statute.

(c) Available Capacity Commitment Notice. If Lightfoot notifies Customer in writing that Lightfoot has another customer who has committed to utilizing any Available Capacity that Customer is using at such time (an “Available Capacity Commitment Notice”), then Customer agrees to ship all of Customer’s Product utilizing such Available Capacity within 30 days of receipt of such Available Capacity Commitment Notice so that Lightfoot may commit such Available Capacity to such other customer. If Customer does not ship all such Product utilizing such Available Capacity within 30 days of receipt of the Available Capacity Commitment Notice, then Customer shall be in breach of its obligations hereunder, and the price payable by Customer for utilizing such Available Capacity shall equal that amount set forth in the contract between the other customer and Lightfoot (provided that the foregoing shall not limit Lightfoot’s rights at law or in equity).

(d) The term “Barrel” means 42 U.S. gallons, and a gallon shall contain 231 cubic inches when corrected to 60 degrees Fahrenheit. All measurements shall be in accordance with American Petroleum Institute standards.

2.5 Delivery, Receipt, Storage and Redelivery of Products. Lightfoot will receive and store Products delivered to the Acquired Terminals and will redeliver the Products to Customer in accordance with Customer’s nominations for redelivery and in compliance with the terms set forth herein. Lightfoot’s obligation to Customer with respect to Product stored hereunder shall be to redeliver to Customer, upon Customer’s nominations for redelivery as provided herein, a quantity of Product conforming to those applicable Product specifications of the Product delivered to Lightfoot equal to the quantity of Product originally delivered by Customer to Lightfoot for storage. Customer will have the right to access Customer’s data and solely Customer’s data via the rack automation system at all times.

2.6 Other Provisions.

(a) The Throughput Fees for the Aggregate Daily Minimum Throughput Volume Commitment shall continue to be payable by Customer if any Acquired Terminal or portion thereof is not permitted by applicable Law or any governmental authority to receive all or any Products hereunder due to the failure of Customer or Customer’s Affiliates to have a valid and effective Permit in effect as of the date of the Closing or the Delayed Closing (and as such terms are defined in the Purchase Agreement) with respect to such applicable Acquired Terminal, but only if such Permit was assignable to Lightfoot in accordance with applicable law (a “Permit Failure”). Provided, however, that notwithstanding the foregoing, the obligation to pay such Throughput Fees for the Aggregate Daily Minimum Throughput Volume Commitment with respect to the applicable Acquired Terminal despite the existence of a Permit Failure shall terminate if, despite Customer’s good faith Reasonable Efforts to assist Lightfoot to obtain same, Lightfoot does not obtain such Permit within 365 days after the Closing or Delayed Closing, as the case may be, except that such obligation to pay such Throughput Fees shall not terminate upon the expiration of such period if the Shared Services Agreement, dated as of the date of this Agreement, entered into by and between Customer and Lightfoot is in full force and effect, and in such case Customer shall not be permitted to claim Lightfoot is in breach or default of Lightfoot’s obligations hereunder with respect to any service that Customer is responsible for providing under the Shared Services Agreement. The term “Law” means all applicable local, state, federal and foreign laws, rules, regulations, codes, and ordinances promulgated thereunder, as well as case law, judgments, orders, consent orders or decrees.

(b) The Throughput Fees for the Aggregate Daily Minimum Throughput Volume Commitment shall continue to be payable by Customer during any periods of time in which a Required Tank Inspection or Required Tank Repair (as such terms are defined in the Purchase Agreement) is occurring at any Acquired Terminal. Lightfoot shall provide Customer as much advance notice of a Required tank Inspection or Required Tank Repair as is reasonably possible.

3. Late Payments. Customer agrees to pay Lightfoot all amounts due hereunder, which shall be invoiced (with supporting documentation) in arrears by Lightfoot within fifteen calendar days after the end of each calendar month during the term of this Agreement and any renewal or extension hereof. All invoices are due and payable by Customer within thirty (30) days after receipt. All payments shall be made by Customer to Lightfoot by wire transfer in immediately available funds to an account at a financial institution designated by Lightfoot. Invoices not timely paid in full by Customer shall accrue interest on the unpaid amount at the prime rate of JPMorgan Chase or its successor in effect on the date such payment was required to be made plus one percent (1%). Acceptance of any payment by Lightfoot shall not be deemed a waiver by Lightfoot of any other amounts payable hereunder by Customer.

4. Product Scheduling.

Customer agrees to comply with the following scheduling and nomination procedures:

4.1 Monthly Nominations; General. Except as otherwise specified below in this Section 4.1, Customer shall provide monthly nominations which shall specify the volume of each Product so nominated for delivery to, and redelivery from, each Acquired Terminal in writing to the appropriate scheduler at each Acquired Terminal by 3:00 PM CST of the 13th day of the month preceding the month in which Products shall be delivered to the Acquired Terminals. Customer’s nominations shall be accepted on a first priority and best efforts basis, provided that if such nominations are not timely received, such nominations shall be accepted on a best efforts basis in conjunction with Lightfoot’s coordination of Lightfoot’s other customers’ nominations. Products may be received at and redelivered from the Acquired Terminals in the manner specified in Exhibit A attached hereto.

(a) [Omitted.]

(b) Receipt and Delivery by Barge. Receipts and deliveries shall be on “as available” basis based upon operational feasibility at each Acquired Terminal.

(c) [Omitted.]

(d) Lightfoot Response Time. Lightfoot shall respond with acceptance or rescheduling of dock delivery nominations within twenty-four (24) hours. Lightfoot shall notify the Customer of conflicts/exceptions to the Customer’s requested monthly schedule within two (2) business days. Customer’s nominations must include batch ID and volume. If Customer fails to follow the scheduling and nomination procedures set forth in this Section 4, Lightfoot shall continue to accept tenders to the Acquired Terminals on a best efforts basis.

5. Operations.

5.1 Hours of Operation. The Acquired Terminals will remain open twenty-four (24) hours a day, seven (7) days a week for the receipt of Products via pipeline. Keystop receipt and redelivery will be provided for receipt and redelivery of Products via truck. Normal operation hours for computation of overtime which shall be payable by Customer are Monday through Friday from 7:00 AM to 4:00 PM local terminal time, with the exception of legal holidays.

5.2 Customer Agreement; Carrier Access Contracts. Customer shall cause its customers to execute Lightfoot’s Customer Agreement and their carriers to execute Lightfoot’s Carrier Access Contract and to adhere to all Acquired Terminal operating procedures set forth therein. All transport equipment tendered to the Acquired Terminals for loading shall be in a safe, serviceable condition and satisfy Department of Transportation and other state and local governmental authority Laws. In addition, all transport equipment engaged by Customer must be compatible with loading equipment at the Acquired Terminals. Lightfoot reserves the right, in its sole discretion, to refuse loading privileges to any persons (a) that are not properly trained, (b) are perceived to be unsafe operators or (c) have not entered into Lightfoot’s Customer Agreement and/or Carrier Access Contract.

5.3 General. Lightfoot will, in compliance with all applicable state, federal and local Laws, and in accord with good terminalling practices, receive, store, handle and redeliver Product in accordance with Customer’s reasonable requirements submitted to Lightfoot by Customer in writing. Customer will comply with the rules and regulations of the Acquired Terminals and all applicable Laws for all loading, deliveries to, unloading and withdrawals from the Acquired Terminals.

6. Determination of Quantity and Quality of Product.

6.1 Quantity. [Omitted.]

(a) The quantity of Product handled hereunder shall be determined as follows:

(i) The quantity of Product received by any Acquired Terminal from a pipeline shall be determined by the pipeline’s meter tickets.

(ii) The quantity of Product delivered to a tank truck shall be determined as follows: Lightfoot’s loading rack meters, or in the case of meter failure, tank truck calibrations shall be used when the Product is loaded to the compartment gauging stick. Lightfoot shall maintain seals on its meters and shall test and calibrate its meters as required by applicable Law.

(iii) The quantity of Product received by any Acquired Terminal from a barge or redelivered from an Acquired Terminal to a barge shall be determined by third party gauging company.

(iv) The quantity of Product received from a rail car shall be determined from the rail car’s bill of lading as verified by Lightfoot’s off loading meter. The quantity of Product loaded on a rail car shall be determined from Lightfoot’s loading meter.

(v) All measurements shall be in accordance with API standards. All quantities, however measured, shall be corrected to 60°F, using Table No. 6B of ASTM-IP Petroleum Measurement Tables Designation D-1250-80 for light refined oil and residual fuel products, as amended from time to time, or the applicable volume correction table for chemical products.

6.2 Quality.

(a) Testing. Products delivered by or for Customer’s account shall conform to all federal, state and local specifications at the time of receipt at the Acquired Terminal. Lightfoot may, in its sole discretion and at its own expense, test any Product delivered to the Terminal pursuant to this Agreement by or for Customer to ensure that such Product meets all applicable specifications as set forth herein. If for any reason Customer’s Product is rejected, Customer will be notified immediately. Lightfoot will maintain records of any such tests for a period of one year after the date thereof and will, upon the request of Customer and at Customer’s expense, make such records available to Customer. Customer has the right to have similar tests conducted at its sole expense and will, upon the request of Lightfoot and at Lightfoot’s expense, make such records available to Lightfoot.

(b) Barge. The quality of Product tendered into an Acquired Terminal via barge for Customer’s account shall be certified by an independent licensed inspector’s analysis indicating the Product so tendered shall conform to all federal, state and local Laws (including specifications) at the time of delivery. All costs for such analysis shall be borne by Customer. Lightfoot at its sole cost may sample any Product tendered to Lightfoot by barge for Customer’s account for the propose of confirming the accuracy of such analysis.

(c) Right to Witness. Each party shall be entitled to have its representatives present during all loading, unloading, testing and measuring actions involving Product received and delivered hereunder. Both parties agree their agents and employees shall comply with all restrictions and safety regulations of Lightfoot when on the premises of the Acquired Terminals.

(d) Reports. Lightfoot agrees to provide (i) reports summarizing receipts and deliveries of Customer’s Product into and out of storage, including the quantities received and delivered and the date of each such transaction and (ii) reports of the actual inventory of Customer’s Product at the Acquired Terminals when requested by Customer, up to a limit of one (1) such report per day (Monday through Friday). At the first of each month, Lightfoot agrees to provide Customer with a carrier report. At the end of each calendar month, Lightfoot shall provide Customer with a report summarizing the receipts and deliveries of Customer’s Product for such month into and out of storage, the beginning storage inventory, the ending storage inventory and any gain or loss of actual physical inventory over computed inventory. Customer shall furnish all Bills of Lading. Lightfoot shall not be obligated to perform any additional administrative duties other than those set forth in this Section 5, unless Lightfoot and Customer agree, in writing, to such additional duties and additional compensation, if any, therefor.

(e) Reid Vapor Pressure (RVP) Requirements. Both parties shall comply with all governmental regulatory requirements established for each RVP season to provide the appropriate RVP for the Acquired Terminals’ RVP area. Lightfoot shall establish and communicate the RVP schedule to which both parties agree to adhere. If Customer fails to remove improper RVP gasoline in a timely fashion to allow the schedule to be met, Lightfoot shall have the right upon notice to Customer to remove such improper RVP gasoline at Customer’s sole expense to allow the legal timetable to be achieved.

(f) Diesel Fuel Requirements. Both parties shall comply with all high/low sulfur diesel requirements, including, but not limited to, the obligation to prevent contamination or other mixing of low sulfur diesel Product with high sulfur diesel Product and the appropriate marking of the dispensing arms at the Acquired Terminals which arms contain low sulfur and high sulfur diesel Product. Both parties shall also comply with the appropriate transfer documentation requirements, including, that the bills of lading, or other PTD (Product Transfer Document), shall include all of the information required by law or regulation to be provided to the recipient and include the warning that high sulfur diesel is for off-highway usage only.

(g) PTD Requirements. Both parties shall comply with the PTD requirements for Conventional Gasoline for all non-RFG requirements and RBOB gasoline (as required by federal law). Both parties shall also place enough information on the PTD so that the recipient (a carrier or representative of each party) has all of the information required by law or regulation for it to comply with the PTD requirements.

(h) RFG Requirements. Both parties shall comply with all regulatory requirements established for Reformulated Gasoline (RFG), if applicable.

(i) Oversight Program Required for All Fuels Programs. Both parties shall establish an oversight program in compliance with federal regulations so that in its distributor and/or ethanol or oxygenate blender capacity under federal fuel regulations, each is able to satisfy an affirmative defense to presumptive liability under the RVP program, the low-high sulfur diesel fuel program, the dye concentration program (for tax exempt distillate) and/or the RFG program for the shipments that both parties make for each other or its customers which are subject to such programs.

(j) Distillate Products. Distillate Products stored and offered for resale must meet winter specifications from September 1st through the succeeding April 30th and must otherwise comply with Lightfoot’s specification and scheduling requirements. In addition, Customer agrees to file all reports as may be required by state and local taxing jurisdictions.

7. Responsibility for Loss, Damage or Contamination. Contaminated Product. If Lightfoot becomes aware that any Product delivered by or on behalf of Customer to the Acquired Terminals pursuant to this Agreement does not meet the applicable specifications required by this Agreement (“Contaminated Product”), Lightfoot will promptly notify Customer. Customer shall forthwith cause such Product (and any product of other customers contaminated by such Product) to meet the required specifications or shall remove such Product (and such other product) from the Acquired Terminals and dispose of it in accordance with applicable Law, and Customer shall be responsible for all reasonable costs and losses related to curing, removing or disposing of the Contaminated Product and products of other customers contaminated thereby, as well as any direct costs incurred by Lightfoot (including tank cleaning if required) as a result of such Contaminated Product. At Lightfoot’s option, Customer will either (a) replace such product with Product of like kind and quality at an agreed location or (b) restore such product to the quality originally received. Any salvage or residual value received or credited for the lost or damaged Product shall be credited to Customer in the event that Customer replaces any portion or all of the lost or damaged Product.

(a) Lightfoot shall not be responsible for any type of loss of or damage (including contamination) to the Product while it is in Lightfoot’s custody except when loss or damage is caused by Lightfoot’s negligence in receiving, handling, storing or delivering such Product. Lightfoot shall not in any event be liable for more than the actual cost of the Product to Customer for any contamination or loss of Product or for special or consequential damages arising out of any contamination or loss of Product, no matter how such contamination, damages or loss shall have occurred or been caused. Actual costs shall mean actual cost as evidenced by the Customer’s invoice for the Product at the time of receipt into an Acquired Terminal, or the market value of such Product at the time of the contamination or loss, whichever is higher. At Lightfoot’s option, Lightfoot will either (a) replace such Product with other Product of like kind and quality at an agreed location or (b) restore such Product to the quality originally received. Any salvage or residual value received or credited for the lost or damaged Product shall be credited to Lightfoot in the event that Lightfoot replaces any portion or all of the lost or damaged Product. Adjustments for evaporation and handling losses shall be made annually on the anniversary of this Agreement or at the termination of this Agreement, if such termination occurs prior to the anniversary. Such adjustments shall be based on the net loss determined by monthly loss and gain calculations experienced during such period. Adjustments for other loss, contamination or damage shall be made upon discovery thereof.

8. Compliance with Laws and Regulations.

8.1 General. Lightfoot and Customer hereby agree to comply fully in the performance of this Agreement with all federal, state and local governmental Laws as well as all rules and instructions issued by Lightfoot. Customer agrees to file all reports as may be required by state and local taxing jurisdictions. Lightfoot and Customer shall comply with all Environmental Laws applicable to the Products and services to be rendered hereunder, whether imposed by federal, state or local governmental authority. For purposes of this Agreement, (a) “governmental authority” shall mean any entity of or pertaining to government, including any federal, state, local, foreign, other governmental, regulatory or administrative authority, agency, court, tribunal, arbitrator, commission, board or bureau, and (b) “Environmental Law” shall mean all federal, state, or municipal laws, rules, regulations, statutes, ordinances, or orders of any Governmental Authority that exist at the time of Closing and relate to (a) the control of any potential pollutant or protection of the air, surface water, ground water, or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous or toxic substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, the Resource Conservation Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., as amended, applicable regulations promulgated pursuant to those Environmental Laws, and analogous state legislation and regulations.

8.2 Improvements. If during the term of this Agreement any governmental authority shall require the installation or modification of facilities or fixtures at an Acquired Terminal or require changes in Lightfoot’s normal operating procedures related to the storage and handling of Customer’s Products, then Lightfoot shall notify Customer of the necessity and cost of such installation of facilities or fixtures or changes in operating procedures, and Lightfoot and Customer shall cooperate to provide such installation of facilities or fixtures or to make such necessary changes to Lightfoot’s operating procedures and to adjust the compensation under this Agreement to reflect Lightfoot’s additional costs of compliance on a pro-rata basis, based upon Customer’s and other customer’s throughput volume.

9. Term. The initial term of this Agreement shall be five years commencing on the Effective Date (the “Initial Term”). This Agreement will automatically renew for three additional three-year terms (each, a “Renewal Term”), each at the rate in effect at the end of the applicable term adjusted for inflation by the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982-84=100, but at a renewal rate in no event greater than a 3% per annum increase for each year during the applicable Term that is expiring, unless (a) with respect to the Initial Term, Lightfoot or Customer notifies the other party in writing, received by the other party not later than eighteen months prior to the expiration of the Initial Term, of such party’s intent to terminate this Agreement, in which case this Agreement shall terminate at the expiration of the Initial Term, or (b) with respect to any Renewal Term, Lightfoot or Customer notifies the other party in writing, received by the other party not later than eighteen months prior to the expiration of the applicable Renewal Term, of such party’s intent to terminate this Agreement, in which case this Agreement shall terminate at the end of the applicable Renewal Term (such written notice of termination described in clauses (a) and (b) is referred to herein as a “Termination Notice”), If a Termination Notice is delivered, then Lightfoot shall have the right to enter into storage and throughput agreements with any Person, without regard to whether such Person’s business competes, directly or indirectly, with Customer or Customer’s Affiliates, which storage and throughput agreements shall be effective from and after the expiration of the Initial Term or Renewal Term, as applicable (the “Termination Effective Date”). From and after the Termination Effective Date, Arc Terminals GP LLC, a Delaware limited liability company (the “Lightfoot Subsidiary”), and a wholly-owned subsidiary of Lightfoot Capital Partners, LP, a Delaware limited partnership (the “Lightfoot Parent”), the members of the Lightfoot Subsidiary shall (i) not be obligated to elect a nominee of Customer or Customer’s Affiliates to serve as a member of the management committee of the Lightfoot Subsidiary (the “Customer Nominee”) and (ii) the members of the Lightfoot Subsidiary shall have the right to vote to remove such Customer Nominee from the management committee of the Lightfoot Subsidiary.

10. Intentionally Omitted.

11. Title. Title to and risk of loss with respect to Customer’s Products shall remain with Customer at all times subject to the lien and security interest in favor of Lightfoot created pursuant to Section 11. Lightfoot shall have custody of Customer’s Product when such Product passes the flange inlet connection between the delivering pipeline or barge and the Acquired Terminal, or in the case of trucks and rail cars, when such Product passes the delivering truck transport loading assembly and the receiving hose flange connection and the Acquired Terminal. Custody of all Products redelivered by Lightfoot shall pass from Customer to a third party upon completion of the documentation for such in-place transfers and receipt by Lightfoot of such documentation.

12. Independent Contractor.

Nothing in this Agreement shall be interpreted or construed as creating, expressly or by implication, a partnership, join venture or agency relationship between the parties. It is understood and agreed by the parties hereto that Lightfoot, in performing the services hereunder, is acting as an independent contractor and not as an agent of Customer.

13. Indemnification. To the fullest extent permitted by applicable Law and except as otherwise specified in this Agreement:

13.1 Indemnification by Lightfoot. Lightfoot shall defend, indemnify and hold harmless Customer, its affiliates and their respective stockholders, members, managers, partners, directors, officers, employees, agents and stockholders from and against any and all losses, damages, claims, suits, liabilities, fines, penalties, judgments and/or expenses, including, without limitation, reasonable outside attorneys’ fees and costs (collectively, “Losses”) (i) arising from (A) injury, disease or death of any persons at the Acquired Terminals, (B) damage to or loss of any property at the Acquired Terminals, or (C) releases, discharges, spills or leaks of Products at the Acquired Terminals (including those which migrate off-site), which are caused by or result from the negligent acts or omissions or misconduct of Lightfoot in Lightfoot’s performance of its obligations under this Agreement or (ii) arising out of Lightfoot’s failure to comply with all applicable federal, state or local governmental Laws including, without limitation, Environmental Laws.

13.2 Indemnification by Customer. Customer shall defend, indemnify and hold harmless Lightfoot, its affiliates and their respective stockholders, members, managers, partners, directors, officers, employees and agents from and against any and all Losses (i) arising from (A) injury, disease or death of any persons at the Acquired Terminals, (B) damage to or loss of any property at the Acquired Terminals or (C) releases, discharges, spills or leaks of Products at the Acquired Terminals (including those which migrate off-site), which are caused by or result from the negligent acts or omissions or misconduct of Customer, its employees, agents, carriers, contractors, invitees or customers in the exercise of any of the rights granted hereunder or in the operation, loading, unloading of motor vehicles, vessels, rail cars or trucks owned or operated by or hired by Customer, its agents, contractors or customers or (ii) arising out of Customer’s, its agents’, contractors’, invitees or customers’ failure to comply with all applicable federal, state or local governmental Laws including, without limitation, Environmental Laws.

13.3 Concurrent Fault. In the event Customer and Lightfoot are jointly responsible for any Losses, then each party shall indemnify the other for such Losses in proportion to such party’s proportionate share of liability in connection with the matter giving rise to such Losses.

13.4 No Consequential Damages. In no event shall either party be liable to the other under this Agreement for any punitive or exemplary damages, indirect, incidental, special or consequential damages, including, without limitation, lost revenues, lost profits or loss of business reputation or opportunity, whether such liability arises out of contract (including breach hereof), tort (including negligence), strict liability or otherwise (the “Excluded Damages”). It is expressly agreed that the Throughput Fees shall not constitute Excluded Damages in the event of damage to the Acquired Terminals by Customer, its employees, agents, carriers, contractors or customers which is subject to indemnification hereunder.

13.5 Survival. The parties’ obligations under this Section 14 shall survive the termination of this Agreement.

13.6 Third Party Claims. In the event that any claim for which an indemnifying party would be liable to an indemnified party hereunder is asserted against or sought to be collected from such indemnified party by a third person or governmental authority (such claim, a “Third Party Claim”), such indemnified party shall, within thirty (30) calendar days of the receipt thereof, give notice (the “Third Party Claim Notice”) to the indemnifying party of such Third Party Claim setting forth in reasonable detail the nature of and specific basis for such Third Party Claim and the estimated amount thereof, to the extent then known or ascertainable, which estimate shall not be binding upon the indemnified party in its effort to collect the final amount of such Third Party Claim. The failure of any indemnified party to give any such Third Party Claim Notice on a timely basis shall not affect the rights of the indemnified party to indemnification hereunder except that if the indemnified party has proceeded to contest, defend or settle the Third Party Claim with respect to which it has failed to give prior notice to the indemnifying party and a court or other Governmental Authority determines that the indemnifying party has demonstrated actual, direct and material damage caused by such failure, then to the extent of such damage from such failure to give notice, the indemnifying party shall be excused from indemnification obligations for such matter. Additionally, to the extent the indemnifying party is prejudiced thereby, the failure to so notify the indemnifying party of any such Third Party Claim shall relieve the indemnifying party from liability that it may have to the indemnified party under the indemnification provisions contained herein, but only to the extent of the loss directly attributable to such failure to notify, as determined by a court or other governmental authority, and shall not relieve the indemnifying party from any liability that it may have to the indemnified party otherwise.

(b) The indemnified party shall also have the right at all times to participate in the preparation for and conduct of any hearing, trial or any appearance before or meeting with a regulatory agency related to any claim for which they are receiving indemnification, as well as the right to appear on their own behalf at any such hearing or trial. Any such participation or appearance by the indemnified party shall be at its sole cost and expense.

(c) The indemnifying party shall be given the opportunity, at its cost and expense, to contest and defend, by all appropriate legal proceedings, any Third Party Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest and defend shall be delivered by the indemnifying party to the indemnified party within thirty (30) calendar days following receipt of the Third Party Claim Notice. If the indemnifying party does not give notice to the indemnified party of its election to contest and defend any such Third Party Claim within such period, then the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party and shall be responsible for all costs incurred in connection therewith. The Third Party Claim which the indemnifying party elects to contest and defend may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such Third Party Claim shall be conducted by counsel employed by the indemnifying party who shall be reasonably satisfactory to the indemnified party and the indemnified party shall have the right to participate in such Third Party Claim and to be represented by counsel of its own choosing at its own cost and expense. If the indemnified party joins in any such Third Party Claim, the indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, that if the indemnifying party reserves its rights with respect to its indemnification obligations under this Agreement as to such Third Party Claim, then the indemnified party shall have full authority to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Third Party Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnifying party of the asserted Third Party Claim provided the indemnifying party agrees in writing to be solely liable for all Damages relating to such Third Party Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued and notifies the indemnifying party in writing within fifteen (15) calendar days of such request from the indemnifying party. In the event that the indemnified party determines that the contest should be continued, the amount for which the indemnifying party would otherwise be liable hereunder shall not exceed the amount which the indemnifying party had agreed to pay in payment or consideration of such Third Party Claim; provided, that the other Party to the contested Third Party Claim had agreed in writing to accept such amount in payment or compromise of the Third Party Claim as of the time the indemnifying party made request therefor to the indemnified party; provided, further, that under such proposed compromise, the indemnified party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Third Party Claim.

(d) If requested by the indemnifying party, the indemnified party agrees, at the indemnifying party’s expense, to cooperate with the indemnifying party and its counsel in contesting any Third Party Claim that the indemnifying party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. The indemnifying party and the indemnified party shall cooperate in all reasonable respects in connection with the defense of a Third Party Claim and shall make available to each other and their respective counsel all relevant witnesses, pertinent records materials and information in such Person’s possession or control relating thereto as may be necessary for the preparation of the defense thereof.

14. Limitations on Liability.

14.1 Disclaimer of Warranties. Lightfoot will not be responsible for adverse consequences resulting from the loss or destruction of any of Customer’s Products except and only to the extent that such loss or destruction is caused by the negligence or misconduct of Lightfoot, its employees, agents, invitees or carriers (other than Customer or Customer’s employees, agents, invitees, contractors or carriers). Lightfoot shall not be responsible for chemical deterioration of any of Customer’s Products resulting from the ordinary storage of Customer’s Products at the Acquired Terminals. EXCEPT AS EXPRESSLY HEREIN PROVIDED, THERE ARE NO GUARANTEES OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE.

14.2 Method of Handling Losses. Notwithstanding anything to the contrary herein, Customer shall absorb evaporation, shrinkage, line loss, clingage, discoloration, contamination, damage or destruction to and any other losses or damage to the Products handled hereunder up to One Half of One Percent (0.005%) percent of monthly throughput by product by terminal, and Lightfoot shall be responsible for all such losses in excess thereof. Lightfoot shall not be liable for Product in the process of being received into, stored or redelivered out of the tanks unless such loss or damage is directly caused by Lightfoot’s negligence or misconduct in handling, receiving, storing and/or redelivering such Product. The burden of proving Lightfoot’s negligence shall be on Customer. Under no circumstances shall Lightfoot be responsible for Product loss of any kind to the extent such loss is caused by the negligent act or omission of Customer or its employees, agents, invitees, customers, carriers or contractors. The maximum liability of Lightfoot shall not exceed, and is strictly limited to, the Actual Cost of such Product at the Acquired Terminal. Adjustments for evaporation and handling losses shall be made annually on the anniversary of this Agreement or at the termination of this Agreement, if such termination occurs prior to the anniversary. Such adjustments will be based on the net loss determined by monthly loss and gain calculations experienced during the period.

14.3 Limitations on Damages; No Consequential Damages. Lightfoot shall not in any event be liable for more than the Actual Cost of the Product to customer for any contamination or loss of Product, or for any special or consequential damages (including lost profits) arising out of any contamination or loss of Product no matter how such contamination, damages or loss shall have occurred or been caused. Lightfoot shall not be liable under any circumstances for resulting breach of contract in favor of any purchasers of Customer. Actual Cost shall be defined as actual costs as evidenced by the Customer’s invoice for the Product at the time of delivery to the Acquired Terminals or the market value of such Product at the time of the contamination, damage or loss, whichever is higher.

14.4 Demurrage. Any demurrage accruing will not be the responsibility of Lightfoot unless caused by Lightfoot’s gross negligence.

14.5 Terminal Restrictions. Lightfoot reserves the right to limit or restrict usage of the Acquired Terminals in the event repairs, maintenance or replacements are required in Lightfoot’s sole discretion or due to any applicable requirements of any governmental authority. Such limitations or restrictions shall not constitute a default by Lightfoot hereunder.

15. Insurance.

15.1 Maintenance of Insurance. Lightfoot shall at its sole cost during the term of this Agreement maintain insurance that it deems commercially reasonable, including, without limitation, that described below in Section 15.1(a) below. Customer shall maintain, at it sole cost, at all times during the term of this Agreement, the following insurance coverage with limits not less than but not limited to those limits set forth below in this Section 16. Customer shall furnish Lightfoot with certificates of insurance providing the coverage set forth herein and naming Lightfoot as an additional named insured. Such certificates shall provide that such coverage shall not be cancelled or materially altered without 30 days prior written notice to Lightfoot and shall waive subrogation rights against Lightfoot. The insurance requirements set forth herein do not include any insurance for the Products to be stored hereunder, which shall be so stored at Customer’s sole risk, cost and expense. Customer agrees to carry such insurance as Customer deems reasonably necessary for Customer’s Products. Customer shall carry the following insurance:

(a) Comprehensive General Liability Insurance as follows:

(i) Statutory Workmen’s Compensation with a minimum limit of the greater of $1,000,000 per occurrence or the applicable amount required by state or federal Laws;

(ii) Comprehensive General Liability Insurance as follows:

(A) Bodily Injury Liability in an amount of not less than $1,000,000 for injuries, including death, to any one person in any one occurrence, and in an amount of not less than $2,000,000 covering injuries, including death, to more than one person in any one occurrence; and

(B) Property Damage Liability in an amount of not less than $1,000,000 covering damage to or destruction of property in any one occurrence; and

(b) Comprehensive Automobile Liability Insurance with liability limits of $1,000,000 per occurrence for bodily injury and property damage, with such policy to be endorsed with MCS-90 when transportation of hazardous material or hazardous substances is involved.

(c) Employer’s Liability Insurance with a limit of not less than $1,000,000 per occurrence, $1,000,000 disease policy limit and $1,000,000 disease each employee.

16. Default.

16.1 By Customer. If Customer fails to make payment as required herein or otherwise fails to perform its obligations hereunder, or if there is a default by Customer of Customer’s obligations under the Shared Services Agreement, dated as of the date hereof, between Customer and Lightfoot, then Lightfoot shall have the right (without waiving any other remedy for breach hereof), to notify Customer in writing thereof, stating specifically the nature of the default (the “Customer Default Notice”). Notwithstanding the preceding sentence to the contrary, if Customer fails to perform any obligations hereunder other than a payment obligation (a “Non-Payment Default”) or if Customer defaults on its obligations under the Shared Services Agreement, dated as of the date of this Agreement, between Customer and Lightfoot (a “Shared Service Default”), then Lightfoot shall not be permitted to provide a Customer Default Notice with respect to a Non-Payment Default or the Shared Service Default until such default(s) result in a loss or damage to Lightfoot in excess of $100,000. It is expressly agreed that Lightfoot shall have the right to give a Customer Default Notice immediately upon failure by Customer to make any payments owed hereunder to Lightfoot on the terms set forth herein. Customer shall have thirty (30) days after receipt of the Customer Default Notice (the “Customer Cure Period”) in which to remedy the cause or causes stated in the Customer Default Notice. If Customer fails to cure the default within the Customer Cure Period, then Lightfoot shall have the right, but not the obligation, to terminate this Agreement by written notice thereof to Customer, and in such instance, all obligations, including the payment of the Throughput Volume Fee payable pursuant to the first sentence of Section 2.3(b) for the remaining term of the Agreement and costs associated with cleaning (and disposal of wastes) the Acquired Terminals shall become immediately due and payable.

16.2 By Lightfoot. If Lightfoot fails to provide the storage capacity committed hereunder for the Acquired Terminals or materially breaches Lightfoot’s obligations to provide the storage, handling and throughput services described herein, then Customer shall have the right (without waiving any other remedy for breach hereof), to notify Lightfoot in writing thereof, stating specifically the nature of the default and the specific Acquired Terminal or Acquired Terminals at which such default is occurring (the “Lightfoot Default Notice”). Lightfoot shall have one hundred eighty (180) days after receipt of the Lightfoot Default Notice (the “Lightfoot Cure Period”) in which to remedy the cause or causes stated in the Lightfoot Default Notice; provided, however, that if the matter giving rise to the default is not capable of being cured in 180 days, but Lightfoot has been diligently pursuing such cure during such period, then the Lightfoot Cure Period shall be extended for an additional ninety (90) days beyond the expiration of such Lightfoot Cure Period. Provided, however, that notwithstanding the foregoing, if the Shared Services Agreement, dated as of the date hereof, entered into by and between Customer and Lightfoot, is in full force and effect then Customer shall not be permitted to claim Lightfoot is in breach or default of Lightfoot’s obligations hereunder with respect to any service that Customer is responsible for providing under such Shared Services Agreement. If Lightfoot fails to cure the default within the Lightfoot Cure Period (as extended, if applicable), then Customer shall have the right, but not the obligation, to terminate this Agreement only and solely with respect to the Acquired Terminal subject to such uncured default as stated in the Lightfoot Default Notice (the “Affected Terminal”) by providing written notice thereof to Lightfoot, and in such instance, all obligations of Customer with respect to the Affected Terminal (other than with respect to cleaning and disposal of waste), including the payment of the Throughput Fees for the Daily Minimum Throughput Volume Commitment for the Affected Terminal as specified on Exhibit B attached hereto from and after the effective date of the termination of this Agreement with respect to such Affected Terminal, shall cease (except indemnification obligations set forth herein which shall survive termination), and the Aggregate Daily Minimum Throughput Volume Commitment shall be reduced by the amount of the Daily Minimum Throughput Volume Commitment for the affected Terminal as specified in Exhibit B.

17. Force Majeure.

17.1 Effect of Force Majeure. If either party is rendered unable by force majeure to perform with any obligation hereunder (other than the payment of money), the affected party must give written notice to the other party of such force majeure event within 24 hours after receiving notice of the occurrence of the force majeure event relied upon. In such event, both parties will be relieved of liability and will suffer no prejudice for failure to perform their obligations hereunder during such period, except for the obligations to make payment of any and all charges for services provided pursuant to this Agreement prior to the occurrence of such force majeure event (and any indemnification obligations hereunder). In addition, Lightfoot will have the right to curtail storage space or allocate its supply of storage in a manner which, in its sole discretion, is non-discriminatory, fair and reasonable under the circumstances to all customers at the Acquired Terminals, Lightfoot will not be obligated to obtain or purchase other storage space for Customer and Customer will not hold Lightfoot responsible in any manner for any losses or damages which Customer may claim as a result of any such failure, curtailment or allocation by Lightfoot. Lightfoot will not be required to make up any storage space not available as a result of any force majeure event.

17.2 Definition. As used herein, the term “force majeure” means acts of God, federal, state or local Law, acts of war, acts of public enemies, terrorism, strikes, lockouts or other labor disturbances, riots, explosions, fire, floods, hurricanes or other causes (except financial) reasonably beyond the control of the party failing to perform and which such party by the exercise of reasonable diligence could not have prevented or overcome.

18. Environmental Matters. In the event of any Product spill, discharge, release, migration or other casualty resulting in a violation of any Environmental Law or having the potential to cause Losses or environmental pollution in connection with the performance of this Agreement (a “Spill”), Lightfoot immediately may commence containment or clean-up operations as deemed appropriate or necessary by Lightfoot or as required by any governmental authority. Lightfoot will promptly notify Customer of the event and the operations undertaken by Lightfoot. Lightfoot shall take commercially reasonable steps to keep Customer advised of such plans and activities. Unless such Spill is the result of Lightfoot’s sole negligence, all reasonable costs of containment and clean-up shall be borne by Customer, unless there is concurrent negligence, then such costs shall be borne in proportion of such negligence. If a third party caused such costs and expenses borne by Customer hereunder, then Lightfoot shall cooperate with Customer as reasonably requested to assist Customer in obtaining reimbursement from such third party.

19. Removal of Product; Holdover; Removal of Product. No later than ten (10) days after the Termination Effective Date of this Agreement, Customer agrees to remove from the Acquired Terminals all of its Product, supplies, equipment and other materials.

19.1 Holdover. Under no circumstances will Lightfoot be obligated to store Products beyond the term hereof and Customer will have no right to store or throughput any Product at the Acquired Terminals after the expiration or earlier termination of the term hereof. If Customer holds over after the term specified herein and fails or refuses to remove all of its Products from the Acquired Terminals upon expiration of the term, then: (i) in addition to any damages incurred by Lightfoot and the throughput rate for the ten (10) day period after the Termination Effective Date, Customer will be obligated to pay to Lightfoot holdover charges of 110% of the $.55 per Barrel of Product remaining at the Acquired Terminals after the expiration of the ten (10) day period after the Termination Effective Date; (ii) Lightfoot may withhold Customer’s access to the Acquired Terminals and may move all of Customer’s Products into temporary storage, whether at the Acquired Terminals or a third party facility; (iii) Customer will be liable for all damages, costs and additional expenses incurred by Lightfoot as a result of any holdover, including temporary storage costs, loss of revenue, damages incurred as a result of action by third parties, reasonable outside attorneys fees and costs, court costs or arbitration fees; (iv) Lightfoot may avail itself of the remedy of self-help to remove any or all of Customer’s Products from the Acquired Terminals or from temporary storage and sell the same at private sale or public auction in order to recover the charges and damages specified in the preceding subsections and any other damages incurred by Lightfoot as a result of such breach or any other breach by Customer; and (v) Lightfoot must receive payment of all costs, charges and damages incurred prior to removal of Customer’s Products by Customer. All remedies reserved to Lightfoot hereby are cumulative and are in addition to any and all remedies permitted to it at law or in equity.

19.2 Tank Bottoms and Line-Fills. Customer shall maintain minimum Product inventory representing its pro-rata share of the unavailable tank bottoms and terminal line fill.

20. Taxes.

20.1 Taxes and Assessments. Customer shall pay all taxes, duties, import fees, license fees and other charges or assessments levied by any governmental authority (“Taxes”), including inventory and product ownership taxes, if any, on Customer’s Product and Customer’s property at the Acquired Terminals. Customer shall pay applicable sales taxes on terminal services. Customer shall reimburse Lightfoot for all costs incurred by Lightfoot in association with the taxes, fees and charges or assessments referenced herein.

20.2 New Taxes and Governmental Charges. Should any new Tax be imposed upon Lightfoot by any governmental authority because of the Acquired Terminals, or should Lightfoot be required by new Laws to install additional equipment at the Acquired Terminals or to modify the Acquired Terminals (or portion thereof) or its standard handling procedures in order to continue to provide services contemplated by this Agreement, then and in any such event, Lightfoot will notify Customer in writing as soon as practical of the new Tax, equipment or handling procedures, and will prorate the cost to Customer of the new Tax, new equipment of change in handling procedures, and thereafter Customer shall be required to pay its reasonable and proportionate share of such new Tax, equipment cost (including installation cost) or handling cost.

20.3 Collection of Excise Taxes. Customer is solely responsible for collecting and disbursing any and all federal, state or local excise Taxes now or hereafter enacted and payable in respect to any and all Product delivered hereunder. Customer is solely responsible for reporting and filing any tax returns in connection with such excise Taxes. Customer will defend, at its own expense, indemnify and hold Lightfoot harmless from and against any and all adverse consequences relating to the collection, disbursement and reporting all such excise Taxes, except where such adverse consequences are caused by the negligence or willful misconduct of Lightfoot. Lightfoot will not be obligated to release Customer’s Product unless and until Customer has provided Lightfoot with Customer’s Taxable Fuel Notification Certificate and any other documentation reasonably requested by Lightfoot. In the event Lightfoot ever becomes liable for excise Taxes related to the handling of Customer’s Products, Lightfoot has the right to retain custody of Customer’s Product until such time that Customer has provided to Lightfoot an irrevocable letter of credit (from a bank reasonably satisfactory to Lightfoot) or other sufficient collateral reasonably calculated to indemnify Lightfoot for such excise Taxes.

21. Amendment and Modification. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement shall be effective unless in writing and signed by Lightfoot and Customer. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

22. Assignment. It is expressly agreed that effective immediately after the purchase and sale of each Acquired Terminal pursuant to the Purchase Agreement, this Agreement, and all of Lightfoot’s rights and obligations hereunder, shall be assigned to Arc Terminals Holdings LLC, a Delaware limited liability company (“Arc Holdings”) pursuant to the Bill of Sale and Assignment and Assumption Agreement. Customer’s consent shall not be necessary in connection with such Bill of Sale and Assignment and Assumption Agreement, and Customer

expressly consents to such assignment to Arc Holdings. Customer may not assign or transfer any of its rights or obligations under this Agreement to any other person without the prior written consent of Lightfoot, which consent may not be unreasonably withheld, conditioned or delayed, and any purported assignment or transfer without such consent shall be void. No assignment by Customer shall relieve Customer of any of its obligations under this Agreement. Except as stated in this Section 22, Lightfoot may not assign or transfer any of its rights or obligations under this Agreement to any other person without the prior written consent of Customer, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding the foregoing to the contrary, Lightfoot shall have the right, without the consent of Customer, to assign or transfer any of its rights or obligations under this Agreement (a) to an Affiliate or (b) in the event of a merger, reorganization, recapitalization, consolidation or in the event of a sale of all or substantially all of its assets. All provisions of this Agreement are binding upon, inure to the benefit of and are enforceable by or against the parties and their respective permitted successors and assigns. This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and no other person is granted any rights or benefits hereunder.

23. Use. Customer agrees to use the Acquired Terminals and the equipment and facilities therein only for the storage of the Products. Customer shall be responsible for all damages, losses, costs, expenses, penalties and fines resulting from Customer storing or handling any product, commodity or material that is not expressly authorized hereunder.

24. Counterparts. This Agreement may be executed by in counterparts and by facsimile or by “pdf” portable document format, each of which shall be deemed and original and all of which when taken together shall constitute one and the same instrument.

25. Failure or Delay. No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

26. Governing Law. This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of laws.

27. Legal Fees. If a party brings an action to enforce its rights hereunder, the prevailing party shall be entitled to recover its reasonable outside attorneys’ fees and costs.

28. Notices. All communications and notices to be given hereunder shall be in writing, and are deemed to have been duly given or made: (i) when delivered, if delivered in person; (ii) 3 business days after deposited in the United States mail, first class, postage prepaid, certified or registered mail, return receipt requested; (iii) in the case of facsimile, upon successful transmission confirmed by written confirmation of the sender’s facsimile machine and (iv) 2 business days after deposited with a reputable national courier service; in each case addressed as follows:

if to Customer:

Center Oil Company

600 Mason Ridge Center Drive, 2nd Floor

St. Louis, Missouri 63141

Attn: Christopher W. Pelligreen

Facsimile: (314) 682-3569

if to Lightfoot:

Arc Terminals LP

237 Park Avenue, Suite 900

New York, NY 10017

Attn: Jay Wotring

Telephone: (212) 993-1280

Facsimile: (212) 993-1299

or to such other address as any party may designate by notice to the other party in accordance with the terms of this Section 28.

29. Remedies Cumulative.

Each and every right granted hereunder and the remedies provided for under this Agreement are cumulative and are not exclusive of any remedies or rights that may be available to any party at law or in equity.

30. Severability. Any provision of this Agreement which is found to be invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of any such invalidity or unenforceability and such provision shall be deemed modified to the minimum extent necessary to make such provision valid and enforceable and shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction. If a term is incapable of being so modified, then it shall be deemed excised from this Agreement, and the remaining terms hereof shall continue in full force and effect.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the date first above written.

ARC TERMINALS LP, a Delaware limited partnership

By:	Arc Terminals GP LLC, a Delaware limited liability company, its general partner

By:	/s/ Vincent T. Cubbage
Vincent T. Cubbage
Authorized Person

G.P. & W., INC., a Missouri corporation doing business as CENTER OIL COMPANY and CENTER MARKETING COMPANY

By:	/s/ John Niemi
Name:	John Niemi
Title:	V.P.

Exhibit A

Modes

Modes
	Receipt	Delivery
Chillicothe	Buckeye Pipeline	Truck Rack

Cleveland (2)	Buckeye Pipeline Inland Pipeline	Truck Rack Barge (Distillates only)
Barge
Rail

Madison	Westshore Pipeline	Truck Rack

Norfolk	Colonial Pipeline	Truck Rack
	Barge	Barge (Distillates only)

Selma	Colonial Pipeline	Truck Rack

Spartanburg (50%)	Colonial Pipeline	Truck Rack
Plantation Pipeline (Out of Services)

Toledo	Buckeye Pipeline	Truck Rack
	Sun Pipeline (Out of Service)	Rail (Avgas only)
Wolverine Pipeline (Out of Service)
Barge (Out of Service)
Rail

Exhibit B

Minimum Daily Throughput Commitment Per Terminal

Minimum Daily Throughput Commitment Per Terminal
Chillicothe	4,000
Cleveland (2)	7,000
Madison	2,500
Norfolk	4,000
Selma	3,000
Spartanburg (50%)	2,500
Toledo	4,000

2

Exhibit C

Storage Space Designated as the “Reserve Amount” for each Acquired Terminal

		Storage Volumes Reserved For:
	Total Storage Capacity at each Acquired Terminal (bbls/working)	Reserve Amount for Center Oil Company	Currently Contracted to Third Party Customers	Currently Available Capacity
Chillicothe
NL	157,000	100,000	—	57,000
LS	84,000	45,000	—	39,000
Ethanol (COC & Aventine)	2,142	1,642	500	—
TOTAL	243,142	146,642	500	96,000
Cleveland (2)
NL	146,000	115,000	—	31,000
SNL	15,000	15,000	—	—
ULSD	248,000	125,000	—	123,000
Biodiesel	25,000	25,000	—	—
Ethanol (COC & ADM)	140,000	5,000	135,000	—
TOTAL	574,000	285,000	135,000	154,000
Madison
NL	67,000	37,000	—	30,000
ULSD	62,000	50,000	—	12,000
TOTAL	129,000	87,000	—	42,000
Norfolk
NL (Wawa)	61,744	51,744	10,000	—
SNL (Wawa)	22,227	17,227	5,000	—
ULSD	18,025	18,025	—	—
Ethanol (COC & COC)	83,739	40,739	3,000	40,000
TOTAL	185,735	127,735	18,000	40,000

3

		Storage Volumes Reserved For:
	Total Storage Capacity at each Acquired Terminal (bbls/working)	Reserve Amount for Center Oil Company	Currently Contracted to Third Party Customers	Currently Available Capacity
Selma
NL	70,000	50,000	—	20,000
SNL	24,000	10,000	—	14,000
ULSD	52,000	42,000	—	10,000
TOTAL	146,000	102,000	—	44,000
Spartanburg (50%)
NL	43,969	30,000	—	13,969
SNL	6,933	3,000	—	3,933
ULSD	22,700	18,000	—	4,700
TOTAL	73,602	51,000	—	22,602
Toledo
NL	24,000	24,000	—	—
SNL		—	—	—
ULSD	78,000	42,000	—	36,000
Avgas (Epic)	36,000	—	36,000	—
Ethanol (COC & ADM)	46,000	5,000	41,000	—
TOTAL	184,000	71,000	77,000	36,000
Total Barrels—All Acquired Terminals	1,535,479	870,377	230,500	434,602

4

STORAGE AND THROUGHPUT AGREEMENT

by and between

Arc Terminals LP

and

G.P.&W., Inc., d/b/a Center Oil Company and d/b/a Center Marketing Company

dated as of July, 1, 2007

AMENDMENT #1

June 18, 2008

For and in consideration of the mutual benefits accruing and expected to accrue hereunder, the undersigned, being all the parties to the Storage and Throughput Agreement by and between Arc Terminals LP and G.P. & W., Inc., d/b/a/ Center Oil Company and d/b/a Center Marketing Company dated July 1, 2007 (the “Throughput Agreement”) respectively, do hereby amend and modify said instrument effective as identified below.

All capitalized terms, unless otherwise defined herein, shall have the meaning assigned within the Throughput Agreement.

Definitions:

1.	“Throughput Agreement—Amendment #1”: This agreement, the first amendment to the Storage and Throughput Agreement dated July 1, 2007.

2.	“Arc Terminals LP”: The term defined as “Lightfoot” in the Throughput Agreement shall be changed to “Arc Terminals LP”

Toledo Terminal:

1.	Arc Terminals LP and Customer agree to change the Reserve Amount for Center Oil Company at the Toledo Terminal listed in Exhibit C. The amended Storage Volumes Reserved For Customer at the Toledo Terminal will be:

Product	Storage Space in Barrels
No Lead	22,500
ULSD	42,000
Av-gas	0
Total Storage Space Designated	64,500
Ethanol – throughput, as available

2.	Ethanol throughput will be made available to Customer, on a co-mingled basis, to the extent that capacity is not otherwise unavailable due to Ethanol Storage used by ADM.

3.	The effective date of the modifications to the Throughput Agreement with respect to storage at the Toledo Terminal is July 1, 2007.

B.)	Cleveland Terminal (Biodiesel Railcar Delivery):

1.)	Arc Terminals LP shall provide Customer with the ability to deliver biodiesel fuel from the Cleveland Terminal via railcar (subject to the completion of site modification). Exhibit A of the Throughput Agreement shall be amended to add Biodiesel Railcar Delivery as a Mode of Delivery at the Cleveland Terminal. Scheduling of railcars shall be coordinated with the Cleveland Terminal Manager.

2.)	Modifications to Section 2.3 of the Throughput Agreement shall include the following fees with respect to Biodiesel Railcar Delivery at the Cleveland Terminal:

Railcar Monthly Minimum Quantity:	100,000 gallons
Railcar Delivery Fee:	$0.02 per gallon

3.)	Modifications to Section 9 of the Throughput Agreement with respect to Biodiesel Railcar Delivery at the Cleveland Terminal shall be the following:

The Initial Term of the modifications to the Throughput Agreement with respect to Biodiesel Railcar Delivery at the Cleveland Terminal shall be 12 months commencing on the Effective Date of June 1, 2008. This Agreement shall automatically renew for one additional one year term upon mutual consent. Each party must provide consent no less than sixty (60) days prior to the end of the initial term above or any renewal term.

4.)	Customer shall not have an Annual Reallocation Option with respect to Biodiesel Railcar Delivery at the Cleveland Terminal (Section 2.2(c)(ii) of the Throughput Agreement shall not apply to Biodiesel Railcar Delivery at the Cleveland Terminal).

C.)	Biodiesel as Lubricity (Toledo, Cleveland, Madison and Chillicothe Terminals)

1.)	Arc Terminals LP shall provide Customer with the ability to utilize biodiesel fuel as lubricity for Customer’s ultra low sulfur diesel inventory at the Toledo, Cleveland, Madison and Chillicothe Terminals. As a result, modifications to Section 2.3(d) of the Throughput Agreement with respect to the use of biodiesel fuel as lubricity are as follows:

a.)	Biodiesel blending will be accomplished by manual blending into tanks upon the receipt of ultra low sulfur diesel fuel into the Toledo, Cleveland, Madison and Chillicothe Terminals. No automated blending or injection of biodiesel occurs at the truck loading rack under the Agreement.

b.)	Customer will coordinate the blending of biodiesel with the Terminal Manager.

c.)	As desired, the biodiesel will replace lubricity as the lubricity additive for the Customer’s ultra low sulfur diesel product.

d.)	Customer will supply all biodiesel fuel at no charge to Arc Terminals LP.

e.)	Customer shall pay an Additive Fee of $.147/barrel to Arc Terminals LP for all barrels of ultra low sulfur diesel that contain biodiesel or any other lubricity additive that are delivered outbound from the Toledo, Cleveland, Madison and Chillicothe Terminals. Only one fee for lubricity shall apply.

2.)	The Effective Date of the modifications to the Throughput Agreement with respect to using biodiesel fuel as a lubricity additive at the Toledo, Cleveland, Madison and Chillicothe Terminals is July 1, 2007.

3.)	Customer agrees to indemnify Arc Terminals LP with respect to claims regarding product quality associated with the use of biodiesel as a lubricity additive at the Toledo, Cleveland, Madison and Chillicothe terminals.

4.)	The use of biodiesel as a lubricity additive at the Toledo, Cleveland, Madison and Chillicothe Terminals is cancelable by either party giving 60 days notice.

D.)	Payments

1.)	Arc Terminals LP and Customer agree to revised payment terms under Section 3 of the Throughput Agreement as follows:

a.)	On or after the 1st day of each month, Arc Terminals LP shall submit to Customer an invoice that will include the Throughput Volume Fee for the prior month. Customer agrees to pay Arc Terminals LP for the Throughput Volume Fee within ten (10) days of receipt of invoice.

b.)	On or after the 1st day of each month, Arc Terminals LP shall submit supplemental invoice or invoices for other fees from the previous month such as additive fees, biodiesel railcar loading, butane blending, and any other current or future tank and throughput fees that are not included as part of the Throughput Volume Fee in the Throughput Agreement (each a “Supplemental Invoice”). Customer agrees to pay Arc Terminals LP within fifteen (15) days of receipt of each Supplemental Invoice.

All other terms and conditions of the Throughput Agreement will remain the same (unless otherwise agreed upon).

Arc Terminals LP, a Delaware limited partnership

By:	/s/ Vincent T. Cubbage
Vincent T. Cubbage
Authorized Signatory

G.P.&W., INC. a Missouri corporation doing business as Center Oil Company and Center Marketing Company

By:	/s/ MCA
Name:	Michael C. Aufdenspring
Title:	Secretary

STORAGE AND THROUGHPUT AGREEMENT

by and between

Arc Terminals LP

and

G.P.&W., Inc., d/b/a Center Oil Company and d/b/a Center Marketing Company

dated as of July, 1, 2007

AMENDMENT #2

May 28, 2008

For and in consideration of the mutual benefits accruing and expected to accrue hereunder, the undersigned, being all the parties to the Storage and Throughput Agreement by and between Arc Terminals LP and G.P. & W., Inc., d/b/a/ Center Oil Company and d/b/a Center Marketing Company dated July 1, 2007 (the “Throughput Agreement”) respectively, do hereby amend and modify said instrument effective as identified below.

All capitalized terms, unless otherwise defined herein, shall have the meaning assigned within the Throughput Agreement.

A.	Selma Terminal:

1.	Tank number 1113 shall be converted from gasoline storage to ethanol storage. As a result, modifications to Exhibit B and Exhibit C of the Throughput Agreement with respect to the Selma Terminal are as follows:

Exhibit B — Terminal Location	Minimum Daily Throughput Commitment
Selma Terminal No lead, Premium Unleaded and ULSD only	3,000

Exhibit C — Product	Storage Space in Barrels
No Lead	37,000
Premium Unleaded	10,000
ULSD	42,000
Ethanol	20,000
Total Storage Space Designated	109,000

2.	Modifications to Exhibit A of the Throughput Agreement with respect to the Selma Terminal (for ethanol storage only) include the following:

Mode In:                   Tank truck

Mode Out:                Tank truck—full loads and blending capabilities

     (subject to completion of site and rack modifications)

3.	Modifications to Section 9 of the Throughput Agreement with respect to Ethanol Storage at the Selma Terminal include the following:

The Initial Term of the modifications to the Throughput Agreement with respect to Ethanol Storage at the Selma Terminal shall be thirty six (36) months commencing on the Effective Date of February 12, 2008. The agreement will automatically renew unless termination notice is delivered to the other party at least 90 days prior to termination.

4.	Modifications to Section 2.3(e) of the Throughput Agreement with respect to the Selma Terminal (Ethanol Storage only) shall include the following:

Monthly Storage Fee:	$0.775 per barrel for storage per month (20,000 barrels)
Truck Receipt Fee:	$0.25 per barrel for volumes received inbound by truck in excess of 10,000 barrels per month
Railcar unloading Fee:	To be determined if/when rail service is completed in the Selma Terminal

B.	Cleveland Terminal:

1.)	Arc Terminals LP and Customer agree to change the Storage Volume Reserve Amount designated to Customer at the Cleveland Terminal. Modifications to Exhibit C of the Throughput Agreement with respect to the Cleveland Terminal are as follows:

Product	Storage Space in Barrels
No Lead	115,000
Ethanol	15,700
ULSD	125,000
Biodiesel	25,000
Total Storage Space	280,700

2.)	Modifications to Section 2.3(e) of the Throughput Agreement with respect to the Cleveland Terminal shall include the following:

Monthly Ethanol Storage Fee:	$0.20 per barrel, per month for storage
Ethanol Storage Space:	15,700 barrels

3.)	Ethanol Storage Space at the Cleveland Terminal is subject to completion of a tank conversion, expected to be completed on or about June 6, 2008. The effective date of the modifications to the Throughput Agreement with respect to Ethanol Storage at the Cleveland Terminal is June 1, 2008.

C.	Other:

1.	Specific tank assignments for product stored by Customer at any Arc Terminals LP location are at the discretion of Arc Terminals LP and are subject to change.

All other terms and conditions of the Throughput Agreement will remain the same (unless otherwise agreed upon).

Arc Terminals LP, a Delaware limited partnership

By:	/s/ VTC
Vincent T. Cubbage
Authorized Signatory

G.P.&W., INC. a Missouri corporation doing business as Center Oil Company and Center Marketing Company

By:	/s/ MCA
Name:	Michael C. Aufdenspring
Title:	Secretary

STORAGE AND THROUGHPUT AGREEMENT

by and between

Arc Terminals LP

and

G.P.& W., Inc., d/b/a Center Oil Company and d/b/a Center Marketing Company

dated as of July, 1, 2007

RENEWAL AMENDMENT

May 26, 2011

For and in consideration of the mutual benefits accruing and expected to accrue hereunder, the undersigned, being all the parties to the Storage and Throughput Agreement by and between Arc Terminals LP and G.P. & W., Inc., d/b/a/ Center Oil Company and d/b/a Center Marketing Company dated July 1, 2007, as previously amended (the “Throughput Agreement”) respectively, do hereby amend and modify said instrument effective as identified below.

All capitalized terms, unless otherwise defined herein, shall have the meaning assigned within the Throughput Agreement.

A.	Term.

1.	Pursuant to Section 9 of the Throughput Agreement, the parties acknowledge and agree that the Throughput Agreement has been renewed for an additional three-year term commencing July 1, 2012 (“Renewal Term”).

2.	Section 9 is hereby amended to now provide that any notice of intent to terminate the Throughput Agreement by either party must be received by the other party in writing no later than eighteen months prior to the expiration of the Renewal Term.

B.	Products, Services and Fees.

1.	Section 2.3(a) is hereby amended as follows:

  Commencing July 1, 2012, the Throughput Fee Per Barrel shall be $0.43 per Barrel.

All other terms and conditions of the Throughput Agreement as well as all amendments and ancillary agreements that the parties have agreed upon will be extended through the Renewal Term and remain the same (unless otherwise mutually agreed upon in writing).

Arc Terminals LP, a Delaware limited partnership		G.P.&W., INC. a Missouri corporation doing business as Center Oil Company and Center Marketing Company

By:	/s/ VTC	By:	/s/ GRP
	Vincent T. Cubbage	Name:	Gary R. Parker
	Authorized Signatory	Title:	President